UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LITHIA MOTORS, INC.

(Name of Registrant as Specified In Its Charter)

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Supplemental Information Regarding Proposal 1, Election of Directors

April 12, 2018

Dear Shareholder:

We write to address the recent reports published by (i) Institutional Shareholder Services (“ISS”), who recommends that its clients submit a “Withhold” vote on the elections to the Company’s Board of Directors of Thomas R. Becker, Susan O. Cain and David J. Robino, and (ii) Glass, Lewis & Co. (“Glass Lewis”), who recommended that its clients submit a “Withhold” vote on the elections to the Company’s Board of Directors of Thomas R. Becker, Susan O. Cain and Kenneth E. Roberts. Each of the "Withhold" recommendations relates to the Transition Agreement (see below); Glass Lewis recommends withholding votes from the Directors who approved the agreement and ISS recommends withholding votes from the Directors who continue to maintain the agreement. We disagree with ISS’s and Glass Lewis’s conclusions and provide additional information below. We urge you to consider this information before voting.

Background

Lithia entered into a transition agreement with Sidney B. DeBoer on September 14, 2015 (the “Transition Agreement”). The Company disclosed the material terms of the Transition Agreement in a current report on Form 8-K on September 17, 2015, including the Transition Agreement as an exhibit to that current report. Lithia further provided additional details regarding the Transition Agreement and the process undertaken by the Company and the Compensation Committee of our Board of Directors in entering into the Transition Agreement in a supplemental filing to the Company’s 2017 proxy statement that was filed on April 10, 2017 (the “Supplement”). The terms of the Transition Agreement have not changed since it was signed on September 14, 2015.

In advance of the Company’s 2017 annual meeting of its shareholders, ISS and Glass Lewis both recommended “Withhold” votes for Mr. Becker, Mr. Roberts and Ms. Cain arising out of those individuals’ involvement in the Company’s entry into the Transition Agreement. At the Company’s 2017 annual meeting of shareholders, despite ISS’s and Glass Lewis’s recommendations, each of Mr. Becker, Ms. Cain, Mr. Roberts, and Mr. Robino was successfully elected for another term to the Company’s Board of Directors.

As in 2017, ISS’s and Glass Lewis’s “Withhold” recommendations for the Company’s 2018 annual meeting of its shareholders arise out of the existence of the Transition Agreement.

Additional Factors

Along with the information contained in the Supplement, which we encourage each of our shareholders to carefully review, we would also highlight the following additional factors:

•
At the time of execution of the Transition Agreement, Mr. DeBoer was a controlling shareholder of the Company, with approximately 52% voting control. Since that time, Mr. DeBoer has reduced his voting control of the Company to less than 30%.

•
The Transition Agreement is a contract by which Lithia is bound as a corporation. The Company’s Board of Directors and Compensation Committee have no ability to unilaterally modify or terminate it without breaching the contract which would potentially expose the company to litigation costs and damages, as well as damage the relationship between Mr. DeBoer and the company he founded.

•
Mr. Becker, Ms. Cain, Mr. Roberts, and Mr. Robino are all critical components of the Company’s governance and leadership structure. Mr. Becker serves as the Company’s lead independent director, Ms. Cain serves as chair of the Audit Committee, Mr. Roberts serves as chair of the Nominating and Governance Committee, and Mr. Robino serves as chair of the Compensation Committee. Under their leadership and strategic guidance, Lithia has expanded and diversified its geographic presence and substantially grown its revenue, income, equity value, and shareholder dividends. Simultaneously replacing all of these individuals with similarly qualified and effective leaders would be a monumental task, diverting the Board of Directors’ attention from the ongoing growth and operations of the Company to the detriment of the Company’s shareholders. As reflected in our 2018 proxy materials, each of these directors brings a unique blend of skills and experiences to the Company’s Board of Directors and management relies, and will continue to rely, upon these skills and experiences in its efforts to build upon the Company’s successes.

We strongly disagree with ISS’s and Glass Lewis's recommendations.

We believe ISS’s and Glass Lewis’s “Withhold” recommendations are unwarranted and that each affected director is an asset to our Board of Directors. We request that you review these recommendations in light of the information above and vote FOR the election of each of these directors, at the 2018 annual meeting.